Exhibit 99.2
Audited Consolidated Financial Statements
PricewaterhouseCoopers LLP
300 Atlantic Street
Stamford CT 06901
Telephone (203) 539 3000
Facsimile (813) 207 3999
Report of Independent Auditors
To the management and Board of Directors of The Thomson Corporation:
In our opinion, the accompanying Combined Balance Sheet and the related Combined Statement of Operations, Cash Flows and Owners’ Equity and Comprehensive Loss present fairly, in all material respects, the financial position of NETg (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As disclosed in Note 1, the Company, The Thomson Corporation (“Thomson”) and its fellow subsidiaries, engage in extensive intercompany transactions, and the Company relies on Thomson for a significant portion of its administrative support, for which it is allocated costs on a basis that management believes is appropriate under the circumstances, The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity operated independently of Thomson.
April 30, 2007

NETg
Combined Balance Sheet
For the years December 31, 2006 and 2005
(Thousands of U.S. dollars unless otherwise indicated)

	2006	2005
Assets
Cash and cash equivalents	$1,698	$4,388
Accounts receivable (less allowances of $4,938 and $4,354, respectively)	69,935	53,979
Prepaid expenses and other current assets	17,054	16,973

Total current assets	88,687	75,340

Property and equipment, net	3,604	5,980
Identifiable intangible assets, net	19,343	22,138
Goodwill	55,021	50,420
Deferred tax assets — non-current	5,081	6,624
Capitalized software, net	10,327	11,792
Pre-publication costs, net	2,376	1,803
Courseware development costs, net	22,562	19,393
Other non-current assets	—	393

Total assets	$207,001	$193,883

Liabilities and owners’ equity
Accounts payable and accrued expenses	$28,383	$25,410
Current taxes payable	283	323
Deferred revenue	68,332	60,340
Notes payable to Parent	11,603	8,523
Other current liabilities	137	228

Total current liabilities	108,738	94,824

Other non-current liabilities	827	1,414

Total liabilities	109,565	96,238

Commitments and contingencies (Note 11)

Net investment of parent	83,628	86,201
Accumulated other comprehensive income	13,808	11,444

Total liabilities and owners’ equity	$207,001	$193,883

NETg
Combined Statement of Operations
For the years December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)

	2006	2005	2004
Revenue	$148,764	$158,402	$146,423

Costs and expenses:
Cost of revenue, excluding depreciation and amortization stated below	(80,783)	(79,473)	(73,795)
Selling, general & administrative, excluding depreciation and amortization stated below	(104,680)	(89,164)	(88,247)
Depreciation	(3,793)	(4,273)	(7,770)
Amortization of identifiable intangible assets	(2,799)	(6,827)	(4,744)
Impairment of goodwill and identifiable intangible assets	—	(44,627)	(34,015)
Allocation of shared services costs (Note 10)	(3,688)	(3,777)	(2,742)
Allocation of corporate management costs (Note 10)	(6,007)	(5,487)	(4,425)
Gain on legal settlement (Note 11)	—	—	22,060

Total costs and expenses	(201,750)	(233,628)	(193,678)

Operating loss	(52,986)	(75,226)	(47,255)
Interest expense to Parent, net	(614)	(533)	(2,111)
Interest (expense) income	(42)	66	88

Loss before income taxes	(53,642)	(75,693)	(49,278)
Provision for income taxes	(1,527)	(1,804)	(505)

Net loss	$(55,169)	$(77,497)	$(49,783)

The accompanying notes are an integral part of these Combined Financial Statements

NETg
Combined Statement of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)

	2006	2005	2004
Cash flows from operating activities
Net loss	$(55,169)	$(77,497)	$(49,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,901	26,411	25,423
Impairment of goodwill and identifiable intangible assets	—	44,627	34,015
Provision for deferred taxes	1,495	1,594	161
Stock-based compensation	152	254	282
Other, net	143	11	148
Changes in current assets and liabilites, net of acquisitions:
Increase in accounts receivable, net	(14,115)	(451)	(1,468)
Increase in prepaid expenses and other current assets	(1,030)	(2,292)	(1,664)
Increase (decrease) in accounts payable and accrued expenses	1,342	(5,646)	(17,864)
Increase (decrease) in deferred revenue	6,169	(6,712)	5,568
(Decrease) increase in current income tax payable	(60)	—	624
Other, net	(153)	358	45

Net cash used in operating activities	(38,325)	(19,343)	(4,513)

Cash flows from investing activities
Acquisitions of businesses, net of cash acquired	—	—	(79,565)
Additions to capitalized courseware	(13,947)	(8,704)	(15,895)
Additions to capitalized software	(1,651)	(508)	—
Addtions to pre-publication costs	(2,082)	(1,674)	(1,562)
Additions to property and equipment	(2,591)	(2,944)	(2,511)
Release of restricted cash	—	250	—
Other investing activities	—	(169)	(827)

Net cash used in investing activities	(20,271)	(13,749)	(100,360)

Cash flows from financing activities
Repayments of capital leases	(14)	(277)	(523)
Increase (decrease) in notes payable/receivable to Parent, net	4,121	(4,753)	(12,835)
Increase in net investment of Parent, net	51,404	29,180	126,543

Net cash provided by financing activities	55,511	24,150	113,185

Impact on cash from change in foreign currency	395	542	(564)

Net (decrease) increase in cash and cash equivalents	(2,690)	(8,400)	7,748
Cash and cash equivalents
Beginning of year	4,388	12,788	5,040

End of year	$1,698	$4,388	$12,788

Supplemental disclosure of cash flow information
Interest paid	$37	$7	$5
Income taxes paid (refunded), net	73	386	(239)
Non-cash contribution of Notes payable to Parent (Note 1)	1,040	—	—
The accompanying notes are an integral part of these Combined Financial Statements

NETg
Combined Statement of Owner’s Equity and Comprehensive Loss
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)

		Accumulated
	Net	other	Total	Total
	investment	comprehensive	owners’	comprehensive
	of parent	income (loss)	equity	loss
December 31, 2003	$57,222	$11,510	$68,732
Increase in net investment of parent	126,825	—	126,825
Net loss	(49,783)	—	(49,783)	$(49,783)
Foreign currency translation adjustment	—	2,382	2,382	2,382
Unrealized losses on derivative instruments				(74)

Comprehensive loss	—	(74)	(74)	$(47,475)

December 31, 2004	134,264	13,818	148,082
Increase in net investment of parent	29,434	—	29,434
Net loss	(77,497)	—	(77,497)	$(77,497)
Foreign currency translation adjustment	—	(2,514)	(2,514)	(2,514)
Unrealized gains on derivative instruments				140

Comprehensive loss	—	140	140	$(79,871)

December 31, 2005	86,201	11,444	97,645
Increase in net investment of parent	52,596	—	52,596
Net loss	(55,169)	—	(55,169)	$(55,169)
Foreign currency translation adjustment	—	2,430	2,430	2,430
Unrealized losses on derivative instruments	—	(66)	(66)	(66)

Comprehensive loss				$(52,805)

December 31, 2006	$83,628	$13,808	$97,436

The accompanying notes are an integral part of these Combined Financial Statements

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
1.	Basis of Presentation and Summary of Significant Accounting Policies

NETg (the “Company”) is comprised of wholly-owned indirect subsidiaries and divisions of The Thomson Corporation (“Thomson” or “the Parent”) managed together by a single management team. The Company is a global provider of integrated learning solutions for businesses, professional associations and government agencies. Such solutions include a comprehensive offering of professional services and instructional content delivered via multiple delivery options. The financial statements of the Company for the periods presented herein are combined on the basis of common control.

On October 25, 2006, Thomson announced it had reached an agreement to sell the Company to SkillSoft PLC for approximately $285 million.

The Combined Financial Statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Combined Financial Statements have been derived from the accounting records of Thomson using the historical results of operations and the historical basis of assets and liabilities of the Company adjusted as necessary to conform to GAAP. All significant transactions between the Company and other entities of Thomson are included in these Combined Financial Statements. Management believes the assumptions underlying the Combined Financial Statements are reasonable. However, the Combined Financial Statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company operated independently of the Parent during the periods presented.

As described in Note 10, the Company and other subsidiaries of the Parent engage in extensive intercompany transactions, and the Company relies on the Parent for a significant portion of its administrative support for which it is allocated costs using methodologies that management believes are reasonable. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the Combined Financial Statements had the Company been an entity operated independently of the Parent.

A variety of transactions occur between the Company, the Parent and other subsidiaries of the Parent. Other than those transactions reflected as a note payable or receivable to Parent, these transactions are presented in the Combined Financial Statements as related party transactions, the net effect of which is presented within “Net investment of parent” on the Combined Balance Sheet. All transactions recorded through the “Net investment of parent” are reflected as financing activities in the accompanying Combined Statement of Cash Flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these Combined Financial Statements and accompanying notes. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results could differ from these estimates. These estimates include, but are not limited to, allowance for doubtful accounts, realization of deferred tax assets, the attribution of certain assets and liabilities to the Company (see Note 10), the allocation of certain expenses to the Company and the determination of fair values used in the assessment of the realizability of long-lived assets, goodwill and identifiable intangible assets.

Liquidity

The Company has a history of recurring losses, negative working capital and an accumulated deficit in “Net investment of parent” on the Combined Balance Sheet. The ability to settle obligations as they come due is dependent on Thomson funding the operations on an ongoing basis. Thomson is committed to funding the operations as necessary to meet the obligations of the Company as they come due, for as long as the Company is owned and controlled by Thomson.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
Revenue Recognition and Deferred Revenue

The Company’s products include access to training systems, courses hosted by the Company, mentor support, and other learning products for a specified period of time to be delivered in either a hosted or installed format.

The Company generates revenues from the sales of various educational content, technologies and services delivered via multiple channels. Such revenues are recognized when the following four criteria are met:
•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the fee is fixed or determinable; and

•	collectibility is probable.
When a sales arrangement requires the delivery of more than one product or service, the individual deliverables are accounted for separately, if applicable criteria are met. Specifically, the overall consideration is allocated to each deliverable element as separate units of accounting as long as reliable and objective evidence of fair value for each deliverable is available. The amount allocated to each unit is then recognized in accordance with the earnings process for that unit (i.e., provided that all other relevant revenue recognition criteria are met with respect to that unit). If evidence of fair value is not available, the arrangement is considered a single unit of accounting and revenue is recognized as the relevant recognition criteria are met for this combined unit of accounting.
In addition to the above general principles, the Company applies the following specific revenue recognition policies:
The hosted products, which comprise the majority of the Company’s revenue, allow the customer to access the Company’s course and content library through the internet at any time during the service term. The customer does not have the contractual right or option to take possession of the hosted software at any time during the hosting period. Therefore, hosted arrangements are considered service contracts pursuant to Emerging Issues Task Force No. 00-3, “Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware” and the Company recognizes revenue ratably over the access period.
In limited circumstances, the Company enters into licensing agreements that allow products to be shipped directly to the customer for installation on their own hardware (rather than being hosted by the Company). The Company recognizes such revenue pursuant to American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition”. These products are “off-the-shelf” and, therefore, the Company recognizes revenue upon shipment as there is no further obligation to the customer.
The Company also provides custom training and professional services under contractual arrangements to convert the customer’s training programs to enable internet delivery according to the customer’s needs and specifications. Revenue under these contracts is recognized when all contracted services and deliverables have been rendered.
Revenues associated with print products are generally earned and recognized, net of estimated returns, upon shipment.
The Company records reimbursable out-of-pocket expenses, including shipping and handling fees, in both “Revenue” and “Cost of revenue, excluding depreciation and amortization stated below” on the Combined Statement of Operations.
Other Comprehensive Income
Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events or circumstances from non-owner sources. Accumulated other comprehensive income consisted of the following as of December 31, 2006, 2005 and 2004:

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)

	2006	2005	2004
Foreign currency translation adjustment	$13,808	$11,378	$13,892
Gain (loss) on derivative instruments	—	66	(74)

Total accumulated other comprehensive income	$13,808	$11,444	$13,818

Concentration of Credit Risk
Most of the Company’s accounts receivable is due from businesses, professional associations and government agencies. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reflected net of an allowance for doubtful accounts which is established through a direct charge to operating expenses. The Company periodically assesses the adequacy of the reserve through review of general factors such as the length of time individual receivables are past due, historical collection experience and the economic and competitive environment.
For the year ended December 31, 2005, one customer accounted for 15% of the Company’s revenue. For the years ended December 31, 2006 and 2004, no customer accounted for more than 10% of the Company’s revenue. As of December 31, 2006, no customer accounted for more than 10% of the Company’s accounts receivable.
Advertising Costs
Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expenses are included as a component of “Selling, general & administrative, excluding depreciation and amortization stated below” on the Combined Statement of Operations, and amounted to approximately $4,024, $4,453 and $4,954 for the years ended December 31, 2006, 2005 and 2004, respectively.
Course Development and Pre-Publication Costs
Course development costs are capitalized once they are deemed to provide future economic benefit. Such costs are amortized ratably over the remaining estimated economic life of the product which is generally three years beginning on the date the course is available for use. The amortization expense is included in “Cost of revenue, excluding depreciation and amortization stated below” on the Combined Statement of Operations.
Pre-publication costs are costs to create the initial version of a book or other media and include costs for the associated delivery method when such media is electronic. Such costs are amortized over the period that the majority of sales relating to the content is expected to be generated. This period of time begins on the publication date and normally extends three to five years. Amortization of pre-publication costs is included in “Cost of revenue, excluding depreciation and amortization stated below” on the Combined Statement of Operations.
Computer Software Costs
With the acquisition of KnowledgeNet, Inc. in 2004, the Company acquired certain software that, in limited circumstances, was directly licensed to customers. In accordance with Statement of Financial Accounting Standards (“FAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”, the value of this software was classified as “Capitalized software for external use, net” on the Combined Balance Sheet. These costs are being amortized ratably over the remaining estimated economic life of the software which was five years. The amortization expense is included in “Cost of revenue, excluding depreciation and amortization stated below” on the Combined Statement of Operations.
Certain costs incurred in connection with software to be used internally are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of application development. Costs which qualify for capitalization include both internal and external costs, but are limited to those that are directly related to the specific project. The capitalized amounts, net of accumulated depreciation, are included in “Property and equipment, net” on the Combined Balance Sheet. These costs are depreciated on a straight-line basis over their expected useful lives, which range from three to five years.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
Cash and Cash Equivalents
The Company considers cash and cash equivalents to consist of cash on deposit in banks. Cash equivalents have original maturities of less than 90 days. The Company and Thomson maintain an agreement whereby Thomson periodically sweeps the Company’s cash receipts and funds the Company’s cash disbursements as necessary. Such activity is included in “Net investment of parent” on the Combined Balance Sheet. The Parent does not charge the Company interest on such amounts.
Notes Receivable and Notes Payable with Thomson
The Company periodically lends to or borrows money from various subsidiaries of the Parent which are subject to written loan agreements specifying repayment terms and interest payments. These notes are reflected separately in the Combined Balance Sheet based on their legal form. As these notes are part of the Parent’s overall cash management and capitalization of the Company and the balances fluctuate on a frequent basis, the Company has classified the notes as current assets and liabilities on the Combined Balance Sheet and the changes in the note balances on a net basis in financing activities on the Combined Statement of Cash Flows. In June 2006, the Parent contributed $1,040 of an outstanding Notes payable into contributed capital of the Company. Other intercompany activity with the Parent is not subject to written loan agreements. The agreements call for interest to be paid at variable market rates based on the Euro Inter Bank Offered Rate or Pounds Sterling London Inter Bank Offered Rate. The average interest rate for the years ended December 31, 2006, 2005 and 2004 was 4.5%, 4.3% and 5.1%, respectively. “Interest expense to Parent, net” on the Combined Statement of Operations is composed of interest expense of $658, $533 and $2,151, offset by interest income of $44, $0 and $40, during the years ended December 31, 2006, 2005 and 2004, respectively.
Inventories
Inventories are stated at the lower of cost or market value, with cost determined using the weighted average method, and include the costs of raw materials. Allowances are established to reduce the cost of excess and obsolete inventories to their estimated net realizable value. Inventories, net, are included in “Prepaid expenses and other current assets” on the Combined Balance Sheet.
Property and Equipment
Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Computer hardware and systems	3 years
Purchased and internally-developed software	3-5 years
Office equipment	3-5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or estimated useful life
Deferred Royalties and Commissions

The Company pays royalties to certain vendors either as a lump-sum prepayment or as products are sold, in accordance with the vendor contract. The royalties are recognized as a component of “Cost of revenue, excluding depreciation and amortization stated below” on the Combined Statement of Operations as revenue from the associated royalty-bearing products or services are recognized.

The Company pays sales commissions on certain contracts prior to any related revenue recognition. These commissions are recognized as a component of “Selling, general & administrative, excluding depreciation and amortization stated below” on the Combined Statement of Operations as revenue is recognized on the associated products or services. As of December 31, 2006 and 2005, deferred commissions were $6,084 and $5,953, respectively, and are included in “Prepaid expenses and other current assets” on the Combined Balance Sheet.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
Intangible Assets and Goodwill

Upon acquisition, identifiable intangible assets are recorded at fair value. Identifiable intangible assets with finite lives are amortized over their estimated useful lives. The carrying values of these intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The initial test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the intangible asset. If the carrying value is greater than the undiscounted cash flows of the asset, the identifiable intangible asset is written down to its estimated fair value.

Goodwill represents the excess of the cost of acquired businesses over fair values attributed to underlying net tangible assets and identifiable intangible assets. The carrying value of goodwill is tested at least annually for impairment on a “reporting unit” level, using a two-step approach. In the first step, the fair value of each reporting unit is determined. If the fair value of a reporting unit is less than its carrying value, this is an indicator that the goodwill assigned to that reporting unit may be impaired. In this case, the second step is to allocate the fair value of the reporting unit to the assets and liabilities of the reporting unit as if it had just been acquired in a business combination, and as if the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the actual carrying value of goodwill. If the implied fair value is less than the carrying value, an impairment loss is recognized for that excess.

Impairment of Long-lived Assets

Management evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The initial test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the asset. If the carrying value is greater than the undiscounted cash flows of the asset, the asset is written down to its estimated fair value.

Asset Retirement Obligations

The Company records an asset retirement obligation to represent the legal obligations associated with the retirement of tangible long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets. The asset retirement costs are depreciated over the useful lives of the associated assets and the asset retirement obligation liability accretes with the passage of time. Periodic adjustments are also recorded with the revision to either the timing or amount of original estimates. As of and for the years ended December 31, 2006, 2005 and 2004, asset retirement obligation balances and activity are not significant.

Derivative Financial Instruments

In the ordinary course of business, the Company enters into derivative financial instruments to hedge forecasted cash flows denominated in currencies other than the functional currency.

The Company identifies a risk management objective for each transaction. All derivatives are linked to specific assets and liabilities or to specific firm commitments or forecasted transactions. For derivatives designated as hedges, periodic assessments of each derivative’s effectiveness are performed by comparing actual cash receipts to the hedged amounts.

While the derivative financial instruments are subject to the risk of loss from changes in exchange rates, these losses are offset by gains on the exposures being hedged. Gains and losses on foreign exchange contracts designated as hedges for firm commitments or forecasted transactions are initially recorded in “Other comprehensive income” and are recorded in earnings when the related transaction is realized. As of December 31, 2006, there are no unrealized gains or losses included in Accumulated other comprehensive income. Derivative financial instruments which do not qualify as hedges are measured at fair value with changes recognized in earnings.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses, approximate their fair values due to the short-term nature of these instruments. The fair value of derivatives is estimated based upon discounted cash flows using applicable current market rates.

Stock-based Compensation Plans

Thomson administers all stock-based compensation plans on behalf of the Company and has applied the fair value recognition provisions of FAS No. 123R “Share-based Payment” to calculate the effect of such compensation on the Company’s net loss for the year ended December 31, 2006 and FAS No. 123 “Accounting for Stock-Based Compensation” for the years ended December 31, 2005 and 2004. Stock-based compensation expense was approximately $152, $254 and $282 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included as a component of “Selling, general & administrative, excluding depreciation and amortization stated below” on the Combined Statement of Operations. The income tax benefit of such expense was $60, $101 and $112 for the years ended December 31, 2006, 2005 and 2004, respectively.

Foreign Currency Translation

The functional currencies of the Company’s foreign operations are the local currencies of those foreign locations. Balance sheet accounts of the Company’s foreign operations are translated from foreign currencies into the reporting currency (U.S. dollars) at period-end exchange rates while revenues and expenses are translated at average exchange rates during the period. Currency gains or losses arising from transactions denominated in a currency other than the functional currency are recorded in “Selling, general & administrative, excluding depreciation and amortization stated below” in the accompanying Combined Statement of Operations. Net realized losses were approximately $48 for the year ended December 31, 2006. Net realized gains were approximately $930 and $2,303 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FAS No. 109, “Accounting for Income Taxes”. Income taxes are presented as if the Company operated as separate stand-alone tax paying entities (separate return basis). Current taxes receivable attributable to divisions of Thomson were $104 and $135 as of December 31, 2006 and 2005, respectively, and are included in “Net investment of parent” on the Company’s Combined Balance Sheet. Income taxes payable by subsidiaries that file separate returns are included in “Current taxes payable” on the Combined Balance Sheet. The Company files individual and combined tax returns with Thomson as required within each jurisdiction.

Deferred income taxes are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is recorded against deferred income tax assets if management determines that it is more likely than not that such deferred income tax assets will not be realized. The income tax provision for the period shown is the tax payable for the period and the change during the period in deferred income tax assets and liabilities.

Comparative Amounts

Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Recently-issued Accounting Standards

In December 2004, the FASB issued FAS No. 123R, “Shared-based Payment”, which generally requires the recognition, at fair value, of all share-based payments to employees (e.g., stock options). This statement is effective as of the beginning of the first annual reporting period starting after June 15, 2005. The new standard did not materially impact the Company’s Combined Financial Statements.

In May 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections”. This guidance requires retrospective application of changes in accounting principles to all periods presented in the financial statements in the absence of explicit transition requirements specific to a newly adopted accounting principle. FAS No. 154 also requires that any change in the method of depreciation or amortization of long-lived non-financial assets be accounted for prospectively as a change in accounting estimate, and corrections of errors in previously issued financial statements be termed a restatement. FAS No. 154 is effective for changes in accounting principles and corrections of errors made in fiscal years beginning after December 15,

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
2005. The new standard did not materially impact the Company’s Combined Financial Statements.

In September 2006, the Emerging Issues Task Force (“EITF”) issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. This guidance requires the disclosure of a company’s policy for presenting certain taxes (those assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer) as either gross (included in revenues and costs) or net (excluded from revenues). EITF 06-3 is effective the first fiscal year after December 15, 2006, with retrospective application. The Company does not believe the new standard will materially impact its Combined Financial Statements.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements”. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements, to be applied under other accounting pronouncements that require or permit fair value measurements. FAS No. 157 is effective as of the beginning of the first fiscal year after November 15, 2007. The Company is currently evaluating the impact of this standard on its Combined Financial Statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FAS 115”. This guidance provides the option to measure and report certain assets and liabilities at their fair value. FAS No. 159 is effective as of the beginning of the first fiscal year after November 15, 2007. The Company is currently evaluating the impact of this standard on its Combined Financial Statements.

2.	Property and Equipment

Property and equipment, net, consisted of the following at December 31, 2006 and 2005:

	2006	2005

Computer hardware and systems	$12,199	$12,204
Purchased and internally-developed software	3,964	3,109
Leasehold improvements	1,515	1,213
Furniture and fixtures	933	1,102
Office equipment	1,361	1,070

Total property and equipment, gross	19,972	18,698
Accumulated depreciation	(16,368)	(12,718)

Total property and equipment, net	$3,604	$5,980

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $3,793, $4,273 and $7,770, respectively.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
3.	Identifiable intangible Assets and Goodwill

Intangible assets, net consisted of the following at December 31, 2006 and 2005:

	Customer	Database /	Trade	Patents and
	relationships	Content	names	other	Total
As of December 31, 2006
Identifiable intangible assets, gross	$889	$11,536	$11,025	$3,590	$27,040
Accumulated amortization	(252)	(2,673)	(2,602)	(2,170)	(7,697)

Identifiable intangible assets, net	$637	$8,863	$8,423	$1,420	$19,343

As of December 31, 2005
Identifiable intangible assets, gross	$884	$11,423	$11,025	$3,584	$26,916
Accumulated amortization	(147)	(1,090)	(1,840)	(1,701)	(4,778)

Identifiable intangible assets, net	$737	$10,333	$9,185	$1,883	$22,138

Amortization expense for identifiable intangible assets was $2,799, $6,827 and $4,744 for the years ended December 31, 2006, 2005 and 2004, respectively.
     At December 31, 2006, estimated future amortization expense for each of the next five years is as follows:

Year Ending December 31
2007	$2,771
2008	2,741
2009	2,559
2010	2,462
2011	2,169

$12,702

As a result of recurring negative operating performance, the Company performed a recoverability analysis of its identifiable intangible assets during the years ended December 31, 2006, 2005 and 2004. Using a variety of income method approaches to determine the fair value, the Company recognized an impairment of approximately $14,979 and $120, during the years ended December 31, 2005 and 2004, respectively. In 2005, the identifiable intangibles impaired were Customer relationships ($8,314), Database / Content ($3,933), Trade names ($167), and Patents and other ($2,565). In 2004, the identifiable intangible impaired was Trade names ($120).
The Company recognized a goodwill impairment of approximately $29,648 and $33,895 during the years ended December 31, 2005 and 2004, respectively. Such impairments were calculated by using a combination of the discounted cash flow approach, comparisons of the Company’s business to recent transactions and market multiples to determine the estimated fair value. The 2005 impairment was recorded within the domestic segment resulting from its negative operating performance. The 2004 impairment was recorded within the international segment resulting from its performance shortfalls to expectations and year-on-year revenue deterioration.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The following table shows the Company’s carrying amounts of goodwill along with changes in such amounts during the years ended December 31, 2004, 2005 and 2006:

Carrying amount at December 31, 2003	$78,416
Acquired goodwill	33,719
Impairment loss	(33,895)
Translation	5,636

Carrying amount at December 31, 2004	83,876
Acquired goodwill	—
Impairment loss	(29,648)
Translation	(3,808)

Carrying amount at December 31, 2005	50,420
Acquired goodwill	—
Impairment loss	—
Translation	4,601

Carrying amount at December 31, 2006	$55,021

4.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2006 and 2005:

	2006	2005

Accounts payable	$5,829	$4,848
Accrued employee sales commissions	4,524	4,224
Accrued royalties	5,506	3,966
Accrued non-income taxes	2,665	4,366
Accrued other	9,859	8,006

	$28,383	$25,410

5.	Restructuring

In 2003, the Company decided to shutdown its development operations in Limerick, Ireland. The restructuring included severance of employees and contract cancellation costs associated with the lease and repayment of development grants. The restructuring was completed in 2004. Payments on the lease were completed in 2006.

In 2004, the Company decided to relocate its domestic corporate headquarters office from Naperville, Illinois to Scottsdale, Arizona. The restructuring included severance of employees and contract cancellation costs associated with the lease. The expense associated with this restructuring is included in “Selling, general & administrative, excluding depreciation and amortization stated below” on the Combined Statement of Operations. The remaining liabilities associated with this restructuring are included in “Accounts payable and accrued expenses” on the Combined Balance Sheet. The restructuring was complete as of December 31, 2005. The remaining liability was utilized in January 2007.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The following is a roll-forward of liabilities associated with these restructurings:

		Contract
		Cancellation	Development
	Severance	Costs	Grants	Total
December 31, 2003	$3,761	$1,426	$1,862	$7,049
2004 Additions	960	1,698	—	2,658
2004 Utilization	(4,076)	(1,734)	(1,945)	(7,755)
Translation	166	124	83	373

December 31, 2004	811	1,514	—	2,325
2005 Additions	1,446	—	—	1,446
2005 Utilization	(1,999)	(1,246)	—	(3,245)
Translation	—	(105)	—	(105)

December 31, 2005	258	163	—	421
2006 Additions	112	—	—	112
2006 Utilization	(370)	—	—	(370)
Translation	—	—	—	—

December 31, 2006	$—	$163	$—	$163

6.	Benefit Plans

Defined Contribution Plans

Certain employees in the United States of America participate in a defined contribution savings plan, administered by Thomson, under Section 401(k) of the Internal Revenue Code. The plan covers substantially all United States of America-based employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company matches 50% of employee contributions up to the first 6% of the employee contribution. For new employees, beginning March 2006, the Company matches 100% of employee contributions up to the first 4% of the employee contribution. These matching contributions vest based upon employees’ years of service and become fully vested after four years of service. Matching contribution expense directly attributable to the Company’s employees for the years ended December 31, 2006, 2005 and 2004 was $1,006, $837 and $644, respectively.

Certain employees based outside the United States of America participate in similar plans sponsored by Thomson. Under these defined contribution plans, the cost of contributing to the plans is charged to expense as incurred. For the years ended December 31, 2006, 2005 and 2004, the expense associated with these plans was $542, $549 and $730, respectively.

Pension Plan

Certain employees in the United States of America participate in a defined benefit pension plan sponsored and administered by Thomson Holdings, Inc. (“THI”), an indirect wholly-owned subsidiary of Thomson. The pension plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. The majority of the participants become 100% vested in their accrued benefit after completing 5 years of service. The expense for company employees who participate in this plan was determined by THI and charged to the Company based on a flat percentage of annual payroll expense. The Company teats its participation in Thomson-sponsored benefit plans on a multi-employer basis. The Company’s expense, as allocated by THI, was $2,163, $1,154 and $1,533 for 2006, 2005 and 2004, respectively.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
7.	Stock-based Compensation

Employee Stock Purchase Plan

In 2005, Thomson initiated an Employee Stock Purchase Plan (“ESPP”) under which eligible U.S. employees of the Company may purchase common shares of Thomson. Each quarter, participating employees may elect to withhold up to 10% of their eligible compensation, up to a maximum of $21,250 (whole U.S. dollars) per year, to purchase Thomson common shares at a price equal to 85% of the closing price of the shares on the New York Stock Exchange as of the last business day of the quarter. Expense recognized by the Company relating to the ESPP was insignificant for the years ended December 31, 2006 and 2005, respectively.

Stock Appreciation Rights

Certain executives of the Company participate in a Thomson-administered plan that provides for the granting of stock appreciation rights (“SAR”). These rights provide the holder with the opportunity to earn a cash award equal to the fair market value of Thomson’s common shares less the price at which the SAR was issued. Compensation expense is measured based on the market price of Thomson common shares at the end of the reporting period. The SARs outstanding under the plan have been granted at the closing price of Thomson’s common shares on the day prior to the date of grant, vest over a four- to eight-year period, and expire five to eleven years after the grant date. The compensation expense is recognized over the applicable period in the Combined Statement of Operations. At December 31, 2006, the authorized number of SARs for Thomson was 20,500,000 and there were 3,189,867 units available for grant. However, future distribution of these awards is based on a number of factors and the number of SARs that will be granted to employees of the Company, if any, cannot be estimated.

A summary of the activity and status of awards to Company employees as of December 31, 2006, 2005 and 2004, and changes during the years ended on those dates, is as follows (whole Canadian dollars):

	2006		2005		2004
		Canadian $		Canadian $		Canadian $
		weighted		weighted		weighted
		average		average		average
	SARs	exercise price	SARs	exercise price	SARs	exercise price
Outstanding — January 1	24,627	$44.66	36,627	$44.61	56,221	$46.52
Granted	—		—	—	5,000	41.74
Exercised	(9,250)	40.11	—	—	—	—
Forfeited	(1,198)	48.40	(12,000)	44.49	(24,594)	48.40

Outstanding — December 31	14,179	47.32	24,627	44.66	36,627	44.61

Exercisable at end of year	11,804	48.33	17,877	45.53	19,178	45.76

The cash paid for SARs exercised during the year ended December 31, 2006 was not significant.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
     The following table summarizes additional information of SARs outstanding as of December 31, 2006 (whole Canadian dollars):

SARs Outstanding				SARs Exercisable
		Weighted-
		average	Canadian $		Canadian $
Canadian $		remaining	weighted-		weighted-
range of	Number	contractual life	average	Number	average
exercise prices	outstanding	(years)	exercise price	exercisable	exercise price
$36.00 - 40.69	1,000	6.0	$40.69	1,000	$40.69
$41.74 - 44.37	5,750	7.6	42.65	3,375	42.91
$48.40 - 57.40	7,429	4.6	51.83	7,429	51.83
Stock Incentive Plan

Certain employees also participate in a Thomson-administered stock-option plan. At December 31, 2006, the authorized number of awards to be granted under the Thomson plan was 40,000,000 and there were 22,384,901 units available for grant. However, future distribution of these awards is based on a number of factors and the amount of options that will be granted to employees of the Company, if any, can not be estimated. Under the plan, the exercise price of an option equals the closing market price of Thomson’s stock on the New York Stock Exchange on the day prior to the date of the grant and the maximum term of an option is 10 years. In general, grants vest 25% per year from the date of issuance. The Company settles employee stock option exercises with newly issued common shares. Under the plan, options may be granted in either Canadian dollars or U.S. dollars. The exercise price for options granted during the years ended December 31, 2005 and 2004 is $35.13 and $33.76 (whole U.S. dollars), respectively and represents the fair value of Thomson shares of common stock at the grant date. The weighted average grant date fair value of such granted options was $7.28 and $7.55 (whole U.S. dollars) for the years ended December 31, 2005 and 2004, respectively.

The fair value for these options was estimated at the date of the grant by Thomson using the Black-Scholes option pricing model. This model requires the use of subjective assumptions, including expected stock price volatility. The principal assumptions used in applying the Black-Scholes option-pricing model for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004

Risk-free interest rate	4.60%	4.40%	3.80%
Dividend yield	2.30%	2.30%	2.30%
Volatility factor	18.50%	18.80%	22.90%
Expected life (years)	6	6	6

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
A summary of the activity and status of the options granted and exercised in Canadian dollars as of December 31, 2006, 2005 and 2004 and changes during the years ended on those dates, is as follows (whole Canadian dollars):

	2006		2005		2004
		Canadian $		Canadian $		Canadian $
		weighted		weighted		weighted
		average		average		average
	Options	exercise price	Options	exercise price	Options	exercise price
Outstanding — January 1	58,373	$49.01	75,373	$48.87	87,779	$48.80
Granted	—	—	—	—	—	—
Exercised	(10,000)	41.00	—	—	—	—
Forfeited or expired	(2,802)	48.40	(17,000)	48.40	(12,406)	48.40

Outstanding — December 31	45,571	50.80	58,373	49.01	75,373	48.87

Exercisable at end of year	45,571	50.80	58,373	49.01	60,072	49.24

The exercised options in Canadian dollars had an intrinsic value of Canadian $50 in the year ended December 31, 2006. Total cash received from employees as a result of employee stock option exercises was Canadian $410 during the year ended December 31, 2006. In connection with those exercises, the tax benefit realized by the Company was Canadian $19 in the year ended December 31, 2006.
Options vested were 11,051 and 18,343 during the years ended December 31, 2005 and 2004, respectively. These options had associated aggregate fair values of $94 and $137, respectively.
The following table summarizes additional information of Canadian dollar stock options outstanding as of December 31, 2006 (whole Canadian dollars):

Options Outstanding					Options Exercisable
		Remaining	Canadian $			Canadian $
Canadian $	Number	contractual life	aggregate	Canadian $	Number	aggregate	Canadian $
exercise prices	outstanding	(years)	instrinsic value	exercise price	exercisable	instrinsic value	exercise price
$ 48.40	33,401	5.0	$—	$48.40	33,401	$—	$48.40
57.40	12,170	4.0	—	57.40	12,170	—	57.40

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
A summary of the activity and status of the options granted and exercised in U.S. dollars as of December 31, 2006, 2005 and 2004 and changes during the years ended on those dates, is as follows (whole U.S. dollars):

	2006		2005		2004
		U.S. $		U.S. $		U.S. $
		weighted		weighted		weighted
		average		average		average
	Options	exercise price	Options	exercise price	Options	exercise price
Outstanding — January 1	73,000	$32.28	72,000	$31.53	44,000	$30.11
Granted	—	—	10,000	35.13	28,000	33.76
Exercised	(6,250)	26.06	(5,000)	26.06	—	—
Forfeited	—	—	(4,000)	33.76	—	—

Outstanding — December 31	66,750	32.86	73,000	32.28	72,000	31.53

Exercisable — December 31	41,250	32.09	29,250	30.69	16,000	28.85

The exercised options had an aggregate intrinsic value of $94 and $49 during the years ended December 31, 2006 and 2005, respectively. Total cash received from employees as a result of employee stock option exercises was $163 and $130 during the years ended December 31, 2006 and 2005, respectively. In connection with those exercises, the tax benefits realized by the Company were $37 and $19 during the years ended December 31, 2006 and 2005, respectively.
Options vested were 16,688, 15,750 and 11,000 during the years ended December 31, 2006, 2005 and 2004, respectively. These options had associated aggregate fair values of $123, $115 and $77, respectively.
The following table summarizes additional information of U.S. dollar stock options outstanding as of December 31, 2006 (whole U.S. dollars):

Options Outstanding					Options Exercisable
		Weighted				Weighted
		average				average		U.S. $
		remaining	U.S. $	U.S. $		remaining	U.S. $	weighted
U.S. $		contractual	aggregate	weighted		contractual	aggregate	average
range of exercise	Number	life	instrinsic	average	Number	life	instrinsic	exercise
prices	outstanding	(years)	value	exercise price	exercisable	(years)	value	price
$26.06-33.49	32,750	6.7	$325,375	$31.50	26,750	6.6	$277,675	$31.06
33.76 - 35.13	34,000	8.3	247,420	34.16	14,500	8.1	107,935	34.00

			$572,795				$385,610

Total unrecognized compensation expense related to non-vested awards as of December 31, 2006 was $191 and is expected to be recognized over a weighted-average period of approximately 2 years.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
8.	Acquisitions

The following provides a brief description of acquisitions completed during 2004:

Date	Company	Description
February 2004	Financial Campus	Provider of NASD-mandated training, pre-licensing and continuing education training, and integrates and hosts courseware and knowledge management systems for the financial services industry.
September 2004	KnowledgeNet, Inc	Provider of live e-learning and learning content in the areas of information technology, application development, and productivity skills.
October 2004	iLearning	Provider of training and communication programs for global corporations through media broadcast and networking technologies.
October 2004	Left Coast Learning	Provider of job aid flipcards that provide point-of-need training on critical information, procedures, and rollouts.
The above acquisitions were accounted for using the purchase method in accordance with FAS No. 141, “Business Combinations” and the results of the acquired businesses are included in the Combined Financial Statements from the dates of acquisition. Details of net assets acquired are as follows:

2004
Cash and cash equivalents	$1,404
Accounts receivable	6,149
Prepaid expenses and other current assets	1,439
Property and equipment	3,066
Capitalized software for external use	15,984
Identifiable intangible assets	25,055
Goodwill	33,719
Deferred tax assets	8,139
Other non-current assets	3,348

Total assets	98,303

Accounts payable and accruals	10,316
Deferred revenue	5,896
Other current liabilities	564
Other non-current liabilities	558

Total liabilities	17,334

Net assets	$80,969

Approximately $1,004 of the goodwill arising from the 2004 acquisitions is deductible for tax purposes.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The identifiable intangible assets acquired are summarized as follows:

	Weighted average
	amortization period
	(years)	2004
Finite useful lives
Customer relationships	10	$10,451
Database / Content	10	4,000
Trade names	14	4,095
Patents and other	5	6,509

		$25,055

Activity in the reserves for acquisition-related costs are summarized in the table below:

	Severance	Total
December 31, 2003	$—	$—
2004 Additions	86	86
2004 Utilization	(86)	(86)

December 31, 2004	$—	$—

The following pro forma financial information (unaudited) shows 2004 summarized results of the Company as if the KnowledgeNet acquisition had taken place on January 1, 2004. The other acquisitions are not considered significant to the Company, either individually or in the aggregate.

2004
(unaudited)
Revenue	$166,591
Operating loss	(54,491)
Net loss	(57,114)

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
9.	Income Taxes

The components of loss before taxes by jurisdiction are as follows:

	Year ended December 31
	2006	2005	2004

United States of America	$(45,445)	$(67,054)	$(1,591)
Other jurisdictions	(8,197)	(8,639)	(47,687)

Total loss before taxes	$(53,642)	$(75,693)	$(49,278)

The components of provision for income taxes by jurisdiction are as follows:

	Year ended December 31
	2006	2005	2004

United States of America:
Current	$—	$—	$5
Deferred	1,495	1,548	—

Total United States of America	1,495	1,548	5

Other jurisdictions:
Current	32	210	339
Deferred	—	46	161

Total Other jurisdictions	32	256	500

Total worldwide	$1,527	$1,804	$505

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The tax effects of the significant components of temporary differences giving rise to the Company’s deferred income tax assets and liabilities at December 31 are as follows:

	2006	2005

Accounts receivable	$1,805	$1,622
Inventory	548	251
Accrued expenses	703	994
Identifiable intangible assets and goodwill	275	6
Net operating losses	64,901	44,559
Other tax asset	5,098	6,592

Total deferred tax asset	73,330	54,024
Valuation allowance	(61,284)	(40,657)

Net deferred tax asset	12,046	13,367

Other long-lived assets[1]	(6,941)	(6,780)
Other assets	(24)	(12)
Total deferred tax liability	(6,965)	(6,792)

Net deferred tax asset	$5,081	$6,575

[1]	Other long-lived assets are comprised of property and equipment and capitalized software, net and pre-publication costs, net.
The 2006 net deferred tax asset consists of a current net deferred tax liability of $0 (2005 – current net deferred tax liability of $49) and a non-current deferred tax asset of $5,081 (2005 – non-current deferred tax asset of $6,624). In the Combined Balance Sheet, deferred tax assets and liabilities are shown net if they are in the same jurisdiction. Current deferred tax assets and liabilities are included in “Prepaid expenses and other current assets” or “Other current liabilities” on the Combined Balance Sheet as applicable.
The other tax asset of $5,098 above at December 31, 2006 ($6,592 at December 31, 2005) represents the deferral of a tax charge generated in 2004 from the transfer of a technology platform from one jurisdiction to another. In accordance with GAAP, the tax impact on intercompany transactions must be deferred and amortized to income as the underlying asset is amortized.
The net operating losses recorded above represent tax net operating losses that the Company has generated on a stand-alone basis. These losses have been solely calculated for the purposes of these Combined Financial Statements on a stand-alone basis. The majority of these net operating losses will not provide any future benefit to the Company as these assets have been or will be utilized by other Thomson affiliates in their combined tax return filings.
The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance on a stand-alone basis. The assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. As a result of the Company’s history of net operating losses and expected future losses, a valuation allowance has been established for those items where it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The deferred tax assets for identifiable intangible assets and goodwill reflect a tax basis of assets which is in excess of book basis, after the impairment of certain assets for financial statement purposes. A full valuation allowance has been established on these assets as it is more likely than not that these tax assets will not be realized as these assets have been or will be utilized by other Thomson affiliates in their combined tax return filings.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	2006	2005	2004

For the year ended December 31:
Statutory rate	35.0%	35.0%	35.0%
Foreign tax differential	(2.2)%	(1.5)%	(4.8)%
State and local tax	3.2%	3.7%	0.6%
Goodwill impairment	0.0%	(15.3)%	(20.4)%
Valuation allowance	(35.4)%	(22.0)%	(10.9)%
Deferred tax charge on intercompany transaction	(2.8)%	(2.1)%	0.0%
Other	(0.6)%	(0.2)%	(0.5)%

Effective rate	(2.8)%	(2.4)%	(1.0)%

10.	Related Party Transactions

Thomson provides the Company with various shared services such as accounting, tax, facilities, information technology, human resources, and marketing and corporate communications. The costs of such services are allocated directly to the Company based on revenue and activity-based drivers such as transactions processed, systems supported and headcount, which are consistent for other subsidiaries of Thomson. The expenses are included in “Allocation of shared services costs” on the Combined Statement of Operations.

In accordance with Securities and Exchange Commission Staff Accounting Bulletin 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity”, the Combined Financial Statements also include an allocation of Thomson corporate expenses. The nature of these costs relate to the office of the chief executive and chief financial officers, internal and external audit fees, treasury, investor relations, strategic sourcing and risk management. Such costs have been allocated to the Company based on the Company’s revenue in proportion to the total revenue of Thomson. The expenses are included in “Allocation of corporate management costs” on the Combined Statement of Operations.

The amounts allocated to the Company for the years ended December 31, 2006, 2005 and 2004 are shown in the following table:

	2006	2005	2004

Accounting/tax/facilities	$675	$608	$554
Information technology	2,129	2,346	1,182
Human resources	653	415	489
Marketing and corporate communications	231	408	517

Shared service allocation	3,688	3,777	2,742
Corporate management cost allocation	6,007	5,487	4,425

Total	$9,695	$9,264	$7,167

The Combined Financial Statements include an attribution of accounts receivable and accounts payable relating to the instructor-led training print portion of the business. Due to the shared services environment that supports this part of the business, responsibility for managing payments and cash collections of accounts payable and accounts receivable resides with shared services and is not directly managed by the Company. The business units retain responsibility for the management of the operations, however, once a sale is made, or an expense is incurred, the subsequent cash management becomes the responsibility of the shared services processing center. Attributed accounts receivable is $2,929 and $2,255 as of December 31, 2006 and 2005, respectively. Attributed accounts payable is $612 and $100 as of December 31, 2006 and 2005, respectively. These balances have been included in “Net investment of parent” on the Combined Balance Sheet. Management believes the allocation and allocation methodologies used are reasonable.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The Company generated revenue from related parties of $1,453, $1,122 and $2,317 during the years ended December 31, 2006, 2005 and 2004. As of December 31, 2006 and 2005, the Company had accounts receivable from related parties in the amount of $1,321 and $862, respectively. Such amounts are included in “Accounts receivable” on the Combined Balance Sheet.

Because of the related party relationships outlined above and elsewhere within these Combined Financial Statements, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

11.	Contingencies, Commitments and Guarantees

Claims and Legal Actions

The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there are no pending legal proceedings that would have a material adverse effect on the Combined Financial Statements of the Company.

SkillSoft Settlement Agreement

On July 21, 2003, the Company entered into a settlement agreement with SkillSoft PLC (“SkillSoft”) which resulted in a final dismissal of litigation between the two parties. This litigation commenced in 1998 when the Company filed a lawsuit against SkillSoft and two of its executives for the alleged misappropriation of the Company’s intellectual property rights and trade secrets. Under the terms of this settlement agreement, the Company received $44 million which was paid in two equal installments on July 25, 2003 and July 21, 2004. The settlement agreement also provides a worldwide, non-transferable, non-exclusive license for SkillSoft to use certain technologies of the Company under specified conditions. All settlement amounts were recorded when cash was received.

Leases

The Company leases certain facilities and other operating equipment and automobiles under non-cancelable operating lease arrangements expiring at various dates through 2011. Future minimum lease payments under these leases were as follows:

Year Ending December 31
2007	$3,093
2008	1,190
2009	523
2010	472
2011	32
Thereafter	—

$5,310

Rent expense was approximately $3,746, $4,256 and $4,817 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company has provided a guarantee for its obligations under its Scottsdale, Arizona office lease. As security for this guarantee, the Company executed a $250 irrevocable letter of credit with Northern Trust Bank of Arizona naming the lessor, Scottsdale-Kierland I, LLC, as the beneficiary. The letter of credit expired on January 31, 2005 and as such this collateral was restricted. Upon expiration of the previously noted letter of credit, the Company executed a $3,000 irrevocable letter of credit with J.P. Morgan Chase Bank, N.A. naming the lessor, Scottsdale-Kierland LLC, as the beneficiary. The letter of credit expires September 30, 2007.

The Company leases equipment under a capital lease line of credit which began in November 1999. The capital lease line of credit has a limit of $4,300. The draws on this line of credit carry an implicit annual rate of interest ranging from 5.0 percent to 6.9 percent, and the terms of each draw down under the lease is 36 months. Borrowings on the line are collateralized by the leased equipment. Future minimum lease payments under the capital lease line of credit are included in the lease commitment schedule above.

NETg
Notes to Combined Financial Statements
For the Years Ended December 31, 2006, 2005 and 2004
(Thousands of U.S. dollars unless otherwise indicated)
The net book value of assets leased under the capital lease line of credit at December 31, 2006 and 2005, was $0 and $14, respectively, which is net of $0 and $141, respectively, in cumulative amortization. Assets under capital leases are included in “Property and equipment, net” on the Combined Balance Sheet. Certain of the leased assets were purchased and partially depreciated prior to drawing on the line of credit. All draws on the line of credit are based on the net book value of the leased asset at the time of the draw. As such, the total original purchase price of the assets exceeds the maximum borrowings on the line.

Other Commitments

As of December 31, 2006, the Company had approximately $1,898 of outstanding purchase commitments which are not recorded in the Combined Financial Statements. Such agreements were entered into with third parties for the licensing of content to be included as part of the Company’s offerings and for technical services to manage the Company’s information-technology infrastructure. The committed purchase amounts by year were as follows:

Committed Amounts by Year
2007	$1,485
2008	328
2009	85
2010	—
2011	—

$1,898

Guarantees

Under the Company’s standard terms and conditions of sale, the Company warrants ownership of its products and provides certain warranties and indemnifications in relation thereto. The Company is not aware of any instances that would result in payments being made as a result of these warranties and indemnifications, and therefore, no reserve has been recorded in the Combined Financial Statements in relation thereto.